UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 5, 2010

CORNERSTONE CORE PROPERTIES
REIT, INC.
 (Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400
Irvine, California 92614
(Address of principal executive offices)

(949) 852-1007
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events

On August 5, 2010, we purchased an industrial building known as 1830 Santa Fe, located in Santa Ana, CA from Mr. Charles F. Pribus and Suffolk Holding Company, two non-related parties, for approximately $1.3 million, excluding closing costs (which are not fully determinable at this time).  The purchase price of the property was funded with net proceeds raised from our public offering. As of June 30 2010, we had raised aggregate proceeds of approximately $167 million in our public equity offerings.

1830 Santa Fe is a 13,200 square foot free-standing industrial building, situated on approximately one acre of land, located in a planned industrial area of Santa Ana, California. The property is centrally located in the Santa Ana submarket of Orange County and is close to both the I-5 and Costa Mesa freeways providing easy access to important freight and logistics transportation corridors.  The Orange County industrial market boasts a strategic location, modern infrastructure, outstanding quality of life and a highly trained workforce. 1830 Santa Fe is currently 100% leased to a local commercial diesel repair company and wood manufacturer. Additionally, there is 1,000 square feet of vaulted storage space available for data storage.

In evaluating 1830 Santa Fe as a potential acquisition and determining the appropriate amount of consideration to be paid, we considered a variety of factors including overall valuation of net rental income, location, demographics, physical condition, tenant mix, quality of tenants, length of leases, price per square foot and occupancy and analyzed how the properties compare to comparable properties in the market.

We do not intend to make significant renovations or improvements to the 1830 Santa Fe. Our management believes that 1830 Santa Fe is adequately insured.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release dated August 10, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: August 10, 2010	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer